UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Expeditors International of Washington, Inc.
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April 19, 2016
Supplemental Information Regarding Certain Proposals

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation
Shareholder Proposal 6 - Recovery of Unearned Management Bonuses
We recently provided our shareholders with the Proxy Statement for the Annual Meeting of Shareholders of Expeditors International of Washington, Inc., which is being held on May 3, 2016. We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals included in our Proxy Statement. In particular, we are requesting your support on proposal 2, the annual advisory vote on the compensation paid to our Named Executive Officers (referred to as “Say-on-Pay”), and shareholder proposal 6.
A proxy advisory firm has recommended the shareholders vote against the Say-on-Pay proposal and in favor of shareholder proposal 6.
In light of these recommendations, we are providing this supplemental information in response to the recent feedback from the proxy advisory firm.

Shareholder Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation
As you consider the Board’s versus the advisory firm’s recommendations for the annual Say-On-Pay vote, we note the following:
2015 Financial Performance and NEO Compensation: We believe that the compensation paid to our CEO and other NEO is appropriate and reasonable. This is supported by the proxy advisor’s analysis of pay magnitude, which shows our CEO’s pay is 0.92 times the median of our peers. We believe this is further supported by comparing our 2015 performance to NEO compensation:

▪	Operating income increased 21%

▪	EPS increased 25%

▪	Cash returned to shareholders increased 13%

▪	CEO compensation increased just 9.5%

▪	Total NEO compensation decreased 3%

CEO Compensation vs TSR: The proxy advisor shows a high level of concern for pay for performance, with the key reason being a misalignment of the two. This advisor specifically states that our CEO pay has out ranked Company TSR performance over the last three years, relative to reasonably comparable peers. In so doing, this advisor included the $8 million 2013 retirement bonus to our former CEO in its calculations. We believe the one-time bonus payment should be excluded from these calculations because it was the only retirement bonus ever paid in Company history, and in 2014 the Board passed a resolution prohibiting the payment of any future retirement bonuses. In continuing to include the retirement bonus, this advisor both presents a skewed depiction of the actual degree of alignment between the Company’s executive compensation and TSR, and fails to provide an accurate one that could be of value to those seeking this information. We are quite confident that when excluding the retirement bonus it demonstrates an exceedingly high degree of alignment of pay with performance based on this advisor’s methodology.

Compensation Relies on a Single Performance Metric: The proxy advisory firm further states that, while our sole performance metric, operating income, is commendable, it may overly focus executives on a single aspect of Company performance. We believe U.S. GAAP operating income is the most appropriate comprehensive measurement for our business. The formula is simple, achieving it is not. Operating income requires among many things: (a) growing and maintaining a profitable customer base; (b) gaining new customers; (c) managing carriers and service provider relationships and costs; (d) attracting and retaining a talented employee base; (e) controlling expenses; and (f) collecting cash timely.

No Threshold: The proxy advisory firm takes issue with the Company’s executive incentive compensation plan because there is no threshold level of performance to be exceeded in order to earn compensation. We believe our compensation programs are appropriate for our customer service-based business and are highly variable by design. We also believe our combination of well below-market base salaries and a bonus structure based on generating positive operating income motivates and properly incentivizes management to grow our business and keep costs and risks in check. No bonus is guaranteed, since the vast majority of our business is not under long-term contract and is regularly put out for bid. Our compensation structure reflects this high customer service, short-cycle model. We believe it would be dilutive, and ultimately injurious, to our compensation philosophy to impose a threshold level of performance on our otherwise U.S. GAAP-aligned compensation model.

Time-Vested Options: The proxy advisory firm say that our stock options are not considered strongly performance based. We disagree. We believe that time-vested stock options are intrinsically performance based as they are only valuable if the Company's stock price increases. Such focus on stock price increase inherently aligns the interests of our NEO and key employees with the interests of our shareholders.

A Majority Voted FOR Our 2015 Say-On-Pay: Having failed our Say-On-Pay in 2014, we gathered extensive feedback from our shareholders and made substantial changes to our compensation structure. Despite a second set of negative advisory firm Say-On-Pay recommendations last year, we passed in 2015. We have continued our outreach to shareholders and to build on the improvements we made to our compensation plans in 2014 and 2015, including retaining a compensation consultant to advise the Compensation Committee in 2016.

We reiterate our recommendation to vote FOR proposal 2.

Shareholder Proposal 6 - Recovery of Unearned Management Bonuses
As noted in our proxy: an identical shareholder-sponsored proposal was put forth for vote in 2015 and was rejected by shareholders with over 70% voting against the proposal.
The Board of Directors believes that it already has established a robust “clawback” policy through a combination of factors, as outlined on pages 58-59 of our proxy. Notably, the Company’s non-equity 2008 Executive Incentive Compensation Plan (“Incentive Plan”) has, by its terms, contained a recoupment policy since its inception. In addition, our “clawback” policy is robust with broad language and discretion. Our Sarbanes-Oxley Act “clawback policy,” as amended, triggers an automatic Compensation Committee review whenever an executive’s misconduct causes a restatement of financial results, and also authorizes the Compensation Committee to reduce or cancel awards for any reason. The Board of Directors also believes that our “clawback” policy, taken together with our Incentive Plan, is as transparent as it is robust. Because they impact all senior executives, disclosure of any recoupment would be automatic and shareholders would see no or reduced payouts under the 2008 Executive Incentive Plan in the event of an operating loss.
We reiterate our recommendation to vote AGAINST proposal 6.

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